UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 9, 2011

RECOVERY ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-152571	74-3231613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1515 Wynkoop Street, Suite 200
Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

(888) 887-4449
(Registrant's telephone number, including area code)

Universal Holdings, Inc.
PO Box 8851, Rocky Mount, NC 27804
(252) 407-7782
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

The Company's board of directors appointed W. Phillip Marcum to the board of directors on September 9, 2011.  Mr. Marcum was appointed to the Company's audit and compensation committees.  We expect to enter into an independent director agreement with Mr. Marcum in the near future.

Mr. Marcum has been a director of Houston Texas-based Key Energy Services (NYSE: KEG) since 1996.  Mr. Marcum was the non-executive chairman of the board of WellTech, Inc., an energy production services company, from 1994 until March 1996, when WellTech was merged into Key Energy Services. From January 1991 until April 2007, when he retired, he was chairman of the board, president and chief executive officer of PowerSecure International, Inc. (formerly known as Metretek Technologies, Inc., and prior to that, known as Marcum Natural Gas Services, Inc.).  He has been a principal in MG Advisors, LLC since April 2007.  Mr. Marcum also serves as chairman of the board of ADA-ES, a Denver, Colorado based company, and chairman of the board of Applied Natural Gas Fuels, Inc. (formerly PNG Ventures, Inc.), a West Lake Village, California based company. He holds a bachelor's degree in business administration from Texas Tech University

We believe Mr. Marcum's qualifications to serve on our board include his experience serving on other public companies' boards of directors and his extensive business knowledge working with other public companies in the energy industry, including his founding and running of Marcum Natural Gas Services, Inc., which has since grown into a public company known as PowerSecure International, Inc.

 Item 9.01   Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Identification of Exhibits
99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RECOVERY ENERGY, INC.

Date: September 13, 2011	By:	/s/ A. Bradley Gabbard
A. Bradley Gabbard
Chief Executive Officer